Exhibit 23.2

CONSENT OF ERNST & YOUNG LLP,

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Amendment No. 1 to the Registration Statement (Form S-3) and related Prospectus of Neurobiological Technologies, Inc. for the registration of $25,000,000 of common stock of Neurobiological Technologies, Inc. and to the incorporation by reference therein of our report dated July 30, 2004, with respect to the financial statements of Neurobiological Technologies, Inc. included in its Annual Report (Form 10-K) for the year ended June 30, 2004, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Palo Alto, California

May 2, 2005